Mueller Water Products Increases Quarterly Dividend ATLANTA – October 23, 2025, Mueller Water Products, Inc. (NYSE: MWA) announced that its Board of Directors has declared an increase to the Company’s quarterly dividend by approximately 4.5% to $0.070 per share from $0.067, payable on or about November 20, 2025, to stockholders of record as of the close of business on November 10, 2025. About Mueller Water Products, Inc. Mueller Water Products, Inc. is a leading manufacturer and marketer of products and solutions used in the transmission, distribution and measurement of water in North America. Our broad portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com. Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. Investor Relations Contact: Whit Kincaid 770-206-4116 wkincaid@muellerwp.com Media Contact: Jenny Barabas 470-806-5771 jbarabas@muellerwp.com FOR IMMEDIATE RELEASE October 23, 2025